September 14, 2007
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Commissioners:
We have read the statements made by Ecology Coatings, Inc., pursuant to Item 4.01 in their Form 8-K/A. We agree with the statements concerning our Firm in such 8-K/A as contained in the fifth paragraph of Item 4.01 filed on or about September 14, 2007.
Sincerely,
Semple, Marchal & Cooper, LLP
INDEPENDENT MEMBER OF THE BDO SEIDMAN ALLIANCE